Exhibit 99.1

Racino Royale Adds Former Senior Regulator to Board of Directors

TORONTO, ON - April 30, 2008 - Racino Royale, Inc. (OTCBB: RCNR) announced today the addition of G. R. ("Randy") Barber to its Board of Directors.  Mr. Barber is a highly respected gaming executive with over 40 years of business, regulatory and governmental experience. As Chair of the Alcohol and Gaming Commission of Ontario (AGCO), Mr. Barber was responsible for regulating the sale, service, and consumption of beverage alcohol and for promoting moderation and responsible use.  In addition, Mr. Barber ensured that casino and charitable gaming was conducted in the public interest, by people with integrity, and in a manner that is socially and financially responsible.

Mr. John Simmonds, President and CEO of Racino Royale stated: "The addition of Mr. Barber to our growing team of seasoned Executives and Directors is a significant achievement for our organization.  Mr. Barber's substantial experience and unparalleled reputation within the industry will serve to further strengthen our significant growth potential."  Through Racino Royale's wholly owned subsidiary, InterAmerican Gaming Corp., the company is focused on developing international gaming opportunities. Mr. Barber's role will be to ensure the highest integrity and facilitate regulatory compliance in all applicable jurisdictions.

The AGCO was established in 1998 under the Alcohol and Gaming Regulation and Public Protection Act, 1996. It is a quasi-judicial regulatory agency that reports to the Minister of Government and Consumer Services.  Mr. Barber began his career with the AGCO in 1997 as per diem Vice Chair, and was appointed Chair by the Premiere of Ontario in 2001.

About Racino Royale, Inc.

Racino Royale is a publicly listed company in the United States on the Over-The-Counter Bulletin Board under the stock symbol "RCNR".

In late January 2008, the company entered into a formal share exchange agreement pursuant to which it purchased all of the issued and outstanding shares of InterAmerican Gaming Corp. Upon closing, InterAmerican became a wholly-owned operating subsidiary of Racino Royale.

InterAmerican is an organization focused on Latin America, combining extensive gaming industry experience in the region with specialization in implementing industry-leading technology, systems and marketing programs.

Earlier this month, the company completed an agreement with Mixtel, S.A.C., a Peruvian company licensed for importation and commercialization of slot machines in Peru. IAG-Peru S.A.C., a wholly-owned subsidiary of InterAmerican, was subsequently created to finance, manage and operate the slot machine business in that country.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Racino Royale, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Racino Royale, Inc.'s SEC filings. Racino Royale, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Racino Royale Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Racino Royale, Inc.'s SEC filings.

For more information please contact:

InterAmerican Gaming Corp.

Eric M. Rahn
Chief Operating Officer
(561) 983-6310
1-866-426-0541 (FAX)
Email: EMR@ceoexpress.com

or

Racino Royale, Inc.

John Simmonds
Chief Executive Officer
(905) 833-9845 x223 (905) 833-9847 (FAX)
Email: jsimmonds@racinoroyale.com